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                                                                     EXHIBIT 5.1



January 24, 2000


Photon Dynamics, Inc.
6325 San Ignacio Avenue
San Jose, California 95119


Ladies and Gentlemen:


You have requested our opinion with respect to certain matters in connection with the filing by Photon Dynamics, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,169,907 shares of the Company's Common Stock (the "Shares"). These Shares include;
(a) 500,000 Shares issuable pursuant to the Company's 1995 Stock Option Plan,
(b) 150,000 Shares issuable pursuant to the Company's 1995 Employee Stock Purchase Plan, (c) 400,000 Shares issuable pursuant to the Company's 2001 Equity Incentive Plan, and (d) 119,907 Shares issuable pursuant to the Image Processing Systems Share Incentive Plan.

In connection with this opinion, we have examined the Registration Statement and the Company's Amended and Restated Articles of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the plans referenced above and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


COOLEY GODWARD LLP

/s/ Matthew W. Sonsini

Matthew W. Sonsini